EXHIBIT 10.3

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement") is entered into and effective as of the 24th day of May, 2007, by and between U. S. Physical Therapy, Inc. a Nevada corporation ("Employer") and Christopher J. Reading ("Employee"), and supersedes that certain Employment Agreement between the parties effective November 1, 2004. Employer and Employee may be referred to herein collectively as the "Parties" and individually as a "Party." For the purposes of this Agreement, "Employer" includes U.S.P.T. Management, Inc.; for the purposes of Sections 11, 12, and 13 "Employer" shall include all subsidiaries and affiliates (as defined under the Securities Exchange Act of 1934, as amended and regulations promulgated thereunder).

     Section 1. Term. Employer hereby continues the employment of Employee and Employee hereby accepts continued employment with Employer for a term (the "Term") beginning on the effective date hereof ("Commencement Date") and continuing until December 31, 2009.

     Section 2. Duties of Employee. Employee is engaged to serve as President and Chief Executive Officer of Employer and to perform such duties and responsibilities as are customarily performed by persons acting in such capacity or such other duties as may be assigned by Employer from time to time. Employee shall report to the Employer's Board of Directors and shall perform his duties in accordance with the policies and objectives established by such Board of Directors or its Chairman.

     Section 3. Full-Time Employment. Employee shall devote substantially all of his working time and talent to the business of Employer during the term hereof and shall diligently and to the best of his ability perform all duties incident to his employment hereunder, using his best efforts to promote the interests of Employer. Employee agrees that he shall not serve as an officer, director, consultant, or employee of any other person or entity, whether or not for compensation, without the prior consent of the Employer's Board of Directors.

     Section 4. Position on the Board of Directors. Employer agrees to use its best efforts to cause Employee to be elected to the Board of Directors of Employer.

     Section 5. Base Compensation. Subject to the terms and conditions of this Agreement, as compensation for services rendered and Employee's covenants and agreements under this Agreement, Employer shall pay to Employee a base salary of THREE HUNDRED FIFTY-FIVE THOUSAND AND NO/100THS DOLLARS ($355,000.00) per year ("Base Compensation"), payable in accordance with Employer's then-prevailing pay practices. From time to time (but at least once a year) Employer and Employee shall review Employee's performance, and at that time Employer, in its sole discretion, shall determine whether Employee's Base Compensation should be increased. At no time during the Term hereof will Employee's Base Compensation be decreased.

     Section 6. Additional Compensation. Subject to the terms and conditions of this Agreement, in addition to the Base Compensation, Employer may provide incentive compensation in the form of cash bonuses and other incentive awards, including stock option and restricted shares. The amount of any cash bonus and the award of any additional stock options or restricted shares is completely discretionary and will be determined solely by the Board of Directors of Employer or a compensation committee thereof, taking into consideration any factor the Board of Directors or compensation committee deems relevant.

     Section 7. Business Expenses. Employer shall reimburse Employee for business expenses directly and reasonably incurred in the performance of his duties.

     Section 8. Benefits and Plans. Employee shall be entitled to such fringe benefits, including 20 vacation, 7 sick and personal days, and company holidays per calendar year, as well as insurance (health, disability and life) generally available to the executive officers of Employer, and Employee shall be entitled to participate, subject to all conditions of eligibility, in any employee benefit plans which may be adopted by Employer, including without limitation, qualified retirement plan(s), deferred compensation plans, and salary continuation, disability insurance, hospitalization insurance, major medical insurance, medical reimbursement and life insurance benefit plans. Also, Employer shall continue Employee's monthly salary for a period of up to ninety
(90) continuous days during any period of Employee's sickness or disability.

     Section 9. Termination. This Agreement shall terminate prior to the expiration of the Term hereof upon the occurrence of any one of the following events:

          (a) Disability. In the event that Employee is unable fully to perform his duties and responsibilities hereunder to the full extent required by Employer by reason of illness, injury or incapacity for ninety (90) consecutive days, this Agreement may be terminated by Employer, and Employer shall have no further liability or obligation to Employee for compensation or otherwise hereunder; provided, however, that Employee shall continue to be compensated as provided in this Agreement during such ninety- (90) day period and until termination under this Section 9, and provided further, that Employee will be entitled to receive the benefits, rights and/or payments prescribed under any employee welfare or benefit plan in which Employee was participating at the time of such disability in accordance with the terms and conditions of such plans. In the event of any dispute under this Section 9, Employee shall submit to a physical examination by a licensed physician selected by Employer and reasonably acceptable to Employee.

          (b) Death. In the event that Employee dies during the term hereof, Employer shall pay to his executors, legal representatives or administrators an amount equal to one (1) year's base compensation set forth in Section 5 hereof, and thereafter Employer shall have no further liability or obligation hereunder to Employee's executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through Employee; provided, however, that Employee's heirs, legal representatives or administrators will be entitled to receive the benefits, rights and/or payments prescribed under any employee welfare or benefit plans in which Employee was participating at the time of his death in accordance with the terms and conditions of such plans.

          (c) Cause. Nothing in this Agreement shall be construed to prevent its termination by Employer at any time for "cause". For purposes of this

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     Agreement,  "cause"  shall mean (i) the  willful  and  material  failure of
     Employee to perform or observe (other than by reason of disability as contemplated in paragraph 9(a)) any of the terms or provisions of this Agreement, including the failure of Employee to follow the reasonable written directions of Employer's Board of Directors, (ii) dishonesty or misconduct on the part of Employee that is or is reasonably likely to be damaging or detrimental to the business of Employer, (iii) conviction of a crime involving moral turpitude, (iv) habitual insobriety or failure to perform duties due to abuse of alcohol or drugs, or (v) misappropriation of funds. Prior to terminating this Agreement on account of Employee's failure to perform or observe any of the terms and conditions of this Agreement (but not for any of the other enumerated "causes" stated in (ii) through
     (v) above), Employer shall give Employee thirty (30) days written notice and an opportunity to cure such failure to the satisfaction of Employer. Upon termination for cause, Employer shall pay to Employee all sums due to
     Employee   through  the  date  of  such   termination.   Following  such  a
     termination, Employer shall have no further duty or obligation to Employee; provided, however, that Employee shall continue to be bound by Sections 11 through 17.

     Section 10. Special Benefits.

     A. Special Benefit in the Event of a Change in Control. Employee shall be entitled to a Change of Control benefit of $500,000 in the event of a "Change in Control", defined as:

          (a) The transfer or sale by Employer of all or substantially all of the assets of Employer whether or not this Agreement is assigned or transferred as a part of such sale;

          (b) The transfer or sale of more than fifty percent (50%) of the outstanding shares of Common Stock of Employer;

          (c) A merger or consolidation involving Employer in a transaction in which the shareholders of Employer immediately prior to the merger or consolidation own less than fifty percent (50%) of the company surviving the merger or consolidation; or

          (d) A merger or consolidation involving Employer in a transaction in which the board members of Employer after the merger or consolidation constitute less than fifty percent (50%) of the board of the company surviving the merger or consolidation; or

          (e) The voluntary or involuntary dissolution of Employer.

However,  if a Change in Control  occurs,  the Term shall be modified to end one
(1) year from the date the Change in Control occurs, regardless of the remaining Term immediately prior to the Change of Control.

     B. Special Benefit in the Event of Termination Without Cause or Resignation for Good Cause. Employee shall also be entitled to the special benefit described below in the event of the occurrence of either of the following events (individually or collectively, a "Termination Event"):


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


          (a) The termination of employment of Employee by Employer without "cause" as cause is defined in Section 9(c) hereof; or

          (b) Employee resigns "for good reason" as defined in Section 10 F. hereof.

The special benefit payable upon the occurrence of a Termination Event shall be the sum of the following components:

          (a) Employee's Base Compensation then in effect for the remainder of the Term; and

          (b) The greater of (i) the bonus paid or payable to Employee with respect to last fiscal year of Employer completed prior to the occurrence of the Termination Event or (ii) the average of the bonuses paid to Employee over the three (3) fiscal years of Employer ending with last fiscal year of Employer completed prior to the occurrence of the Termination Event; and

          (c) Employee's accrued but unused vacation days.

If a Change in Control has occurred prior to a Termination Event, Employee shall also be entitled to a benefit under this Section 10 B. with the reduced Term described above.

     C. Employee's accrued but unused vacation days shall be paid to Employee within thirty (30) days of the actual date of the termination of Employee's employment. The other benefits described in Sections 10 A. and 10 B. shall be paid in equal amounts over the remaining Term as if the Employee remained as an Employee after the occurrence of the Change in Control or the Termination Event, as the case may be.

     D. In the event Employee's employment is terminated (whether by Employer or Employee) as a result of a Termination Event, Employee shall be entitled to such medical insurance benefits as he enjoyed prior to his termination for the remainder of the Term and at the same cost to Employee of such benefits as in effect prior to such termination.

     E. If Employee's employment is terminated (whether by Employer or Employee) as the result of a Termination Event within 12 months of a Change in Control, the period after termination during which the obligations imposed by Sections 11 and 12 remain in effect shall be reduced from two (2) years to one (1) year, subject to a one-year extension option in accordance with the terms of clause
(c) of the second paragraph of Section 11. If Employee continues to be employed by Employer for more than one (1) year after a Change in Control occurs, the obligations imposed by Sections 11 and 12 shall remain in effect for the period after termination stated therein. Employee shall be entitled to the Change in Control benefit specified in Section 10 A. only if he remains an employee of Employer to the date of consummation of the Change in Control, unless Employee is terminated within twelve (12) months prior to such date pursuant to a Termination Event or as the result of disability or death as provided in Sections 9(a) and 9(b). Should any special benefits provided in this Section 10 become payable, the covenants contained in Sections 11 through 17 hereof shall continue to apply except as otherwise provided in this Section 10, and should

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


Employee violate the terms of such covenants Employer may cease payment of the benefits and terminate any and all future payments otherwise called for under this Section 10.

     F. For purposes of this Agreement, "for good reason" means the occurrence of any one or more of the following: (i) removal or other termination of Employee as the President and/or Chief Executive of Employer, without Employee's express written consent; (ii) a reduction of Employee's duties, authority or responsibilities or the assignment to Employee of such reduced duties, authority or responsibilities, in either case without Employee's express written consent,
(iii) a reduction by Employer in Employee's Base Compensation; or (iv) the relocation of Employee to a facility or a location more than 30 miles from Employee's then present location without Employee's express written consent.

     Section 11. Non-Competition. At all times that Employee remains employed by the Employer and after the termination of employment, for a period which is the lesser of (1) a two- (2) year period following the termination of his employment under this Agreement for any reason or (2) the remaining Term as of the date of his termination of employment (unless extended pursuant to the second paragraph of this Section 11), Employee shall not, directly or indirectly, for himself or on behalf of any other person or entity as an employee, employer, consultant, agent, lender, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, (i) invest, engage in, or permit his name to be used in connection with any business that is in competition with Employer, (ii) accept employment with or render services to a competitor of Employer, as a director, officer, agent partner, employee or consultant, or (iii) solicit or accept from any of the customers of Employer or from any person or entity whose business Employer is soliciting, any business of the type which Employer is engaged in or in which Employer is actively preparing to so engage, in each case described in clauses (i), (ii) or (iii), within the Territory. Employee shall be prohibited from engaging in the activities described above within, or with respect to any business in competition with the Employer located within, fifty (50) miles of any of Employer's rehabilitation clinic locations (the "Territory").

     Notwithstanding the foregoing: (a) Employee may own the voting common stock of any publicly held corporation so long as it does not exceed more than five percent (5%) of the outstanding stock thereof; (b) in the event that Employee is terminated for "cause" or if Employee terminates other than "for good reason", as defined in this Agreement, Employee agrees not compete with the Employer under the terms of the preceding paragraph for two (2) years after his employment terminates; (c) Employer and Employee agree that regardless of the terms of the first paragraph of this Section 11, if Employee is terminated other than for "cause" or if Employee terminates "for good reason", Employer shall have the right and option to require that Employee not compete with the Employer under the terms of the preceding paragraph for up to two (2) years after his employment terminates notwithstanding the period stated in the preceding paragraph so long as Employer continues to pay Employee his Base Compensation after the termination of his employment in accordance with Employer's standard pay practices whether such payments are made pursuant to the provisions of section 10 or this section 11. Employer, however, may terminate such extended payments of Base Compensation at any time pursuant to this Section 11, and the restrictions of Employee under this Section 11 shall thereupon cease.


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


     Section 12. Non-Solicitation. For a two- (2) year period following the termination of the employment of the Employee under this Agreement for any reason, Employee agrees not to, directly or indirectly, for himself or on behalf of any other person or entity (a) solicit or induce, or attempt to solicit or induce, any person employed by, or any agent of, Employer, to terminate employee's or agent's relationship with Employer, nor (b) call on, solicit or divert, or attempt to call on, solicit or divert any person, firm, corporation or other entity who was or had been a customer or a patient referral source (including, without limitation, any physician) of Employer who referred ten or more customers or patients to Employer, who is a customer or a patient referral source of Employer who has referred ten or more customers or patients to Employer, or who is a prospective customer or a patient referral source of Employer with whom Employee had contact as an employee of Employer and who, within six months of such solicitation, Employer was or is actively recruiting as a customer or patient referral source.

     Section 13. Confidential Information. Employee will not, during or after the termination of this Agreement, disclose any trade secrets, financial and accounting information, customer lists, customer mailing lists, prospective customer lists, lists of referral sources or prospective referral sources, or pricing, marketing or advertising plans or methods used by Employer (the "Confidential Information") to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, nor shall Employee make use of the Confidential Information for his own purposes or for the benefit of any person, firm, corporation or other entity (except Employer) under any circumstances during or after the termination of this Agreement. On demand of Employer, at any time, Employee shall immediately deliver all printed or written Confidential Information to Employer. To the extent that Employee's property does not contain Confidential Information, Employee may remove all of Employee's property (such as computer software and tapes) upon termination of this Agreement. Confidential Information does not include information that (i) currently is generally available to or known by the public or hereafter becomes generally available to or known by the public through no fault of Employee, (ii) was already in the possession of Employee on the date of inception of Employee's employment by Employer, or (iii) is obtained by Employee from a third party who is under no obligation of confidence to Employer.

     Section 14. Reasonableness of Restrictions. Employee agrees that (a) the covenants contained in Sections 11, 12 and 13 hereof are necessary for the protection of Employer's business goodwill and trade secrets, (b) a portion of the compensation paid to Employee under this Agreement is paid in consideration of the covenants herein contained, the sufficiency of which consideration is hereby acknowledged, and if the scope of any restriction contained in Sections 11, 12 and 13 is too broad to permit enforcement of such restriction to its full extent, then such restriction shall be enforced to the maximum permitted by law, and the parties hereby consent that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

     Section 15. Enforcement. Employee acknowledges Employee's employment with Employer is special and unique in character and that Employee will acquire special skill and training and gain special knowledge during Employee's employment with Employer, that the restrictions contained in Sections 11, 12 and 13 hereof are reasonable and necessary to protect the legitimate interests of Employer and its affiliates, that Employer would not have entered into this Agreement in the absence of such restrictions, and that any violation of any

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provision  of those  Sections  will result in  irreparable  injury to  Employer.
Employee also acknowledges that Employer shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages as well as an equitable accounting of all earnings, profits and other benefits arising from any such violation, which rights shall be cumulative and in addition to any other rights or remedies to which Employer may be entitled. The existence of any claim or cause of action of Employee against Employer, whether predicated on this Agreement or otherwise, except for nonpayment of amounts payable after the termination of Employee's employment under the terms of this Agreement shall not constitute a defense to the enforcement by Employer of these covenants.

     Section 16. Copy of Covenants. Until the expiration of the applicable restrictions, Employee will provide, and Employer similarly may provide, a copy of the covenants contained in Sections 11, 12 and 13 of this Agreement to any business or enterprise which Employee may (i) directly or indirectly own, manage, operate, finance, join, control or participate in the ownership, management operation, financing, or control of, (ii) serve as an officer, director, employee, partner, principal, agent, representative, consultant, lender or otherwise, or (iii) with which he may use or permit his name to be used.

     Section 17. Special Definition of Employer. For the purposes of Sections 11 through 16 above, the definition of Employer shall include any subsidiary or affiliate of Employer, including all affiliated physical therapy partnerships of Employer.

     Section 18. Notices. Any notices to be given hereunder by either Party to the other may be effected in writing either by personal delivery, via facsimile or by mail, registered or certified, postage prepaid with return receipt requested:

        If to Employer:          U.S. Physical Therapy, Inc.
                                 1300 West Sam Houston Parkway South
                                 Suite 300
                                 Houston, Texas 77042
                                 Attention: Chairman of the Board

        with a copy to:          Porter & Hedges, L.L.P.
                                 1000 Main Street, 36th Floor
                                 Houston, Texas 77002
                                 Attention: Chris A. Ferazzi

        If to Employee:          Christopher J. Reading
                                 22115 Terrace Gate Lane
                                 Houston, Texas 77450

Mailed notices shall be addressed to the Parties at the addresses set forth above, but each Party may change the address by written notice in accordance with this Section 18. Notices delivered personally or by facsimile shall be deemed communicated upon actual receipt. Mailed notices shall be deemed communicated three (3) days after mailing.


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     Section 19. Entire Agreement.  This Agreement  supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by Employer, and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever.

     Section 20. Headings. The headings or titles to sections in this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the heading or title of any section.

     Section 21. Amendment or Modification; Waiver. No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver is authorized by Employer and is agreed to in writing, signed by Employee and by an officer of Employer (other than Employee) thereunto duly authorized. Except as otherwise specifically provided in this Agreement, no waiver by any Party hereto of any breach by any other Party hereto of any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or at any prior or subsequent time nor shall the receipt or acceptance of Employee's employment be deemed a waiver of any condition or provision hereof.

     Section 22. Assignability. Employee shall not assign, pledge or encumber any interest in this Agreement or any part thereof without the express written consent of Employer, this Agreement being personal to Employee. This Agreement shall, however, inure to the benefit of Employee's estate, dependents, beneficiaries and legal representatives. This Agreement shall not be assignable by Employer without the written consent of Employee which will not be unreasonably withheld. Subject to the terms of this Agreement, Employer may merge or consolidate with or into, or transfer substantially all of its assets to, another corporation or other form of business organization without Employee's consent, and as a result of such merger, consolidation or transfer, this Agreement shall bind the successor of Employer resulting from such merger, consolidation or transfer. No such merger, consolidation or transfer, however, shall relieve the Parties from liability and responsibility for the performance of their respective duties and obligations hereunder.

     Section 23. Governing Law. This Agreement shall be interpreted, construed and governed by and in accordance with the internal substantive law of the State of Texas.

     Section 24. Severability. Each provision of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision hereof. In the event that any provision of this Agreement shall finally be determined to be unlawful, such provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect, and in substitution for any such provision held unlawful, there shall be substituted a provision of similar import reflecting the original intent of the Parties hereto to the extent permissible under law.



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


     IN WITNESS WHEREOF, this Agreement has been duly executed as of the day first written above.



                                     EMPLOYER:

                                     U.S. PHYSICAL THERAPY, INC.



                                     By:
                                        ----------------------------------------
                                     Name:
                                           -------------------------------------
                                     Position:
                                               ---------------------------------

                                     EMPLOYEE:


                                     -------------------------------------------
                                     CHRISTOPHER J. READING





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